EXHIBIT 10.1

THIRD AMENDMENT TO VENTURE FINANCIAL GROUP, INC. EMPLOYMENT AGREEMENT Ken F. Parsons, Sr.

     This THIRD AMENDMENT dated effective July 1, 2007 amends the Employment Agreement by and among Venture Financial Group, Inc., Venture Bank, and Ken F. Parsons, Sr. dated as of January 1, 2004, as previously amended on April 20, 2005 and September 26, 2006 (the “Employment Agreement”).

1.  Section 1 of the Employment Agreement is amended to read in its entirety:

     “1.  Employment. Parsons agrees to serve the Company as Chief Executive Officer, Chairman of the Board of Directors, and Director. Parsons also agrees to   serve in other additionally associated capacities as may be assigned by the Company's Board of Directors (“Board”), the duties of which are consistent with those normally performed by a Chief Executive Officer, Chairman, or Director.  The Board will appoint/elect Parsons to serve as Chief Executive Officer, and a member of the Executive Committee of the Company. Subject to eligibility and the Board members’ fiduciary duties, the Board will nominate Parsons as a Director of the Company and use their best efforts to have him appointed/elected.  Upon election, the Board will appoint/elect Parsons to serve as Chairman, and a member of the Executive Committee of the Bank. Parsons shall remain in these positions through June 30, 2007 on a full-time basis, and then remain in the employee positions on a reduced hours basis until his retirement or until terminated as provided herein. In his positions, Parsons will continue to provide significant services to the Employer, including engaging in special projects and implementing strategic initiatives, at the direction of the Board of Directors. The parties agree that the reduction in service, as provided in this Section, is not intended to trigger any payment of benefits under The 2005 Venture Financial Group, Inc. Supplemental Executive Retirement Plan (the “SERP”).”

2.  Section 3.A. of the Employment Agreement is amended to read in its entirety:

     “3.  Compensation. The Employer shall pay Parsons, as compensation for his full-time and part-time services during the term of employment:

          A.  Commencing on January 1, 2004, the Employer shall pay Parsons a base compensation for full-time employment of not less than two   hundred thirty-five thousand and two hundred dollars ($235,200) per annum, which salary shall be payable in equal installments, at least monthly, as set forth in the Employer’s Policy Manual. The Board may increase this base compensation in its discretion. After June 30, 2007, during his reduced hours employment, Parsons will be paid at the minimum rate of one hundred fifty thousand dollars ($150,000) per annum.”

3.   Section 7 of the Employment Agreement is amended to read in its entirety:

     “7. Retirement. Parsons may elect, with not less than six (6) months prior written notice to the Board, to retire on any date after he attains age sixty-five, provided that he continues his employment with the Employer until his retirement date. Parsons will receive retirement benefits pursuant to the terms and conditions of the SERP.”

4.   Section 9.B.(iii) shall be amended to read in its entirety”

               “(iii) Fully vested rights to all stock options or restricted stock granted or awarded under the Plan and such benefits as are provided under any deferred compensation arrangements between Parsons and the Employer, including the SERP, paid in accordance with the terms of those arrangements.”

5.   Except as specifically set forth herein, the Employment Agreement as previously executed shall continue in full force and effect as written.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

VENTURE FINANCIAL GROUP, INC.	EXECUTIVE

By:
Larry Schorno	Ken F. Parsons, Sr.
Chairman of the Compensation Committee

VENTURE BANK

By:
Larry Schorno
Chairman of the Compensation Committee